United Realty Trust Incorporated 10-Q

Exhibit 4.7

UNITED REALTY CAPITAL OPERATING PARTNERSHIP, L.P.

ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

WHEREAS, United Realty Trust Incorporated (the “General Partner”) as the General Partner of United Realty Capital Operating Partnership, L.P. (the “Partnership”), has the right pursuant to Section 4.3 of the Agreement of Limited Partnership of the Partnership dated as August 12, 2012, as amended (the “Partnership Agreement”) to issue additional Partnership Interests in the form of Partnership Units in one or series or classes; and

WHEREAS, in connection with the Partnership’s acquisition of a property located at 945 82nd Parkway, Myrtle Beach, South Carolina (the “Property”), the General Partner desires to issue to IRA Services Trust Company, f/b/o Gerald Robert Kostner (“Limited Partner”), a newly created class MB Partnership Unit (the “Class MB Partnership Unit”).

NOW THEREFORE, the parties hereto agree as follows:

1.	Unless otherwise defined herein, all initially capitalized terms shall have the definition set forth in the Partnership Agreement.

2.	The Capital Contribution for the MB Partnership Unit shall be Five Hundred Fifty Thousand Dollars ($550,000).

3.	Effective upon the acquisition of the Property by the Partnership, the holder of the Class MB Partnership Unit shall be entitled to an annualized return of ten percent (10%) on the amount of the Capital Contribution related to the MB Partnership Unit, payable at the same time as distributions are made to other Limited Partners.

4.	On the date that is 12 months from the acquisition of the Property (the “Exercise Date”), the General Partner shall redeem the MB Partnership Unit at par. If the Property is not acquired by the Partnership, the Capital Contribution will be returned no later than June 2, 2014, together with reasonable costs incurred by the Limited Partner in connection with the transfer of the funds.

UNITED REALTY CAPITAL OPERATING PARTNERSHIP, L.P.

By: United Realty Trust Incorporated

/s/ Jacob Frydman	/s/ Geral Kostner
By: Jacob Frydman	Gerald Kostner
Title: Chief Executive Officer